UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 13, 2011

MITEL NETWORKS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Canada	001-34699	98-0621254
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

350 Legget Drive

Ottawa, Ontario K2K 2W7

(Address of Principal Executive Offices) (Zip Code)

(613) 592-2122

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 13, 2011, a selection committee, delegated the responsibility to appoint a new chief executive officer by the Board of Directors of Mitel Networks Corporation (the “Company”), voted to appoint Mr. Richard McBee as Chief Executive Officer effective January 17, 2011. Mr. McBee, age 47, was named Chief Executive Officer in response to the retirement of Don Smith, the Company’s former Chief Executive Officer, with such retirement becoming effective as of January 17, 2011. It is expected that Mr. McBee will be appointed to the Company’s Board of Directors at the next meeting of the Board.

In connection with the appointment, Mr. McBee and the Company entered into an Employment Agreement, dated January 13, 2011 (the “Employment Agreement”). Under the terms of the Employment Agreement, Mr. McBee will receive an annual salary of US$600,000, as adjusted from time to time, and entitled to receive a target bonus payment of US$100,000 for the current fiscal year ended April 30, 2011. Mr. McBee will be entitled to a target bonus payment in an amount up to US$400,000 for the fiscal year ended April 30, 2012. Each bonus payment, including any future payments, is entirely discretionary and is based on a criteria determined by the compensation committee of the Company’s Board of Directors. Additionally, Mr. McBee will also be provided with a car allowance of US$1,500 per month. Mr. McBee will receive four weeks paid vacation time and will be reimbursed for ordinary and usual immigration expenses, if any, associated with Mr. McBee’s working in Canada.

Mr. McBee’s employment may be terminated by either party at any time, subject to certain notice requirements and termination payments and terms and will be required to resign from the Company’s Board of Directors in the event his employment is terminated. In addition, Mr. McBee’s employment agreement contains provisions addressing confidentiality, non-disclosure, non-competition and ownership of intellectual property.

Mr. McBee will receive the option to purchase 1,500,000 common shares of the Company subject to the vesting schedule in accordance with the Company’s 2006 Equity Incentive Plan (as previously disclosed in the Company’s final prospectus filed with the Securities & Exchange Commission on April 22, 2010). Further, Mr. McBee will receive a grant of 500,000 performance-based stock options (the “Performance Options”), to vest as follows: 12.5% of the options vest on the “trigger date” and the remainder vest monthly over an 18-month period following the trigger date. The trigger date is defined as the date that is one month following the month in which the five-day average trading price of the Company’s common shares is equal to or greater than $16.80 per share. All unexercised options expire on the earlier of 24 months after the trigger date or five years from the date of grant.

If, within twelve months following a “change of control” (as defined in the Employment Agreement), Mr. McBee’s employment is terminated by the Company without “cause” or Mr. McBee resigns for “good reason”, then the Company will provide Mr. McBee with the following: (i) 24 months’ notice of termination, or pay in lieu of notice (the “Change of Control Severance Payment”) equal to the greater of: (A) 24 months’ compensation calculated in accordance with the Employee Agreement; or (B) the minimum notice and minimum severance (if any) to which Mr. McBee is then entitled in accordance with the minimum requirements of Ontario’s Employment Standards Act, 2000, S.O. 2000, c. 41 as amended. Upon any termination due to a “change of control”, any stock options granted to Mr. McBee that are fully vested shall remain exercisable for the lesser of (i) the balance of such options’ term or (ii) 24 months from the date of grant. All stock options, other than the Performance Options, that have not vested as of the termination date shall immediately vest and remain exercisable until the lesser of (i) the balance of such options’ term or (ii) 24 months from the termination date.

The foregoing description of the Employment Agreement is not intended to be a comprehensive summary. A copy of the Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and its contents are incorporated herein by reference. In connection with the hiring of Mr. McBee, the Company issued a press release which is filed as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Employment Agreement, between Mitel Network Corporation and Mr. Richard McBee, dated January 13, 2011.

99.1	Press Release dated January 13, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2011.

MITEL NETWORKS CORPORATION

By:	/S/ GREG HISCOCK
Name:	Greg Hiscock
Title:	General Counsel & Corporate Secretary